Exhibit 5.1

47 Esplanade St Helier Jersey JE1 0BD Channel Islands T +44 (0)1534 888900 F +44 (0)1534 887744 E jerseyco@careyolsen.com

Our ref Your ref	JMW/KAT/1053601/0002/J11502371v1

Quotient Limited Elizabeth House 9 Castle Street St Helier Jersey JE2 3RT	2 June 2017

Dear Sirs

Quotient Limited

1.	BACKGROUND

1.1	We have acted as Jersey legal advisers to the Company in connection with the registration statement on Form S-8 dated 2 June 2017 (the “Form S-8”) relating to the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”).

1.2	Under the Plan, the Company may from time to time grant options and other awards (together, “Awards”) relating to Plan Shares (as defined below) to employees, directors, consultants, advisors and other individuals upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends (each such person being a “Participant”).

2.	DOCUMENTS EXAMINED

2.1	For the purposes of this opinion we have examined and relied upon copies of the following documents:

2.1.1	the Form S-8 in the form in which it is to be filed with the US Securities and Exchange Commission;

2.1.2	the Company’s memorandum and articles of association in force as at the date hereof;

2.1.3	the form of the Plan approved by the shareholders of the Company on 28 October 2016 and by the directors of the Company on or about 22 July 2016; and

2.1.4	a consent in connection with the Plan issued to the Company by the Jersey Financial Services Commission pursuant to the Control of Borrowing (Jersey) Order 1958, as amended, dated 11 April 2014.

PARTNERS: K Andrews G Coltman K Dixon J Garrood P German W Grace N Journeaux J Kelleher A Kistler S Marks P Matthams

R Milner J Mulholland D O’Connor A Ohlsson M Pallot C Philpott S Riley A Saunders R Smith J Willmott CONSULTANT: N Crocker

Quotient Limited

2 June 2017

2.2	For the purposes of this opinion, we have not:

2.2.1	examined any other document relating to the Plan or the Plan Shares (including, without limitation, any document incorporated by reference in, or otherwise referred to in, the Form S-8); or

2.2.2	undertaken any exercise that is not described in this opinion and, in particular, we have not conducted any searches or enquiries in relation to the Company at any public office or registry in Jersey.

2.3	In this opinion:

2.3.1	“non-assessable” means, in relation to any Plan Shares, that no further sum shall be payable by a holder of those Plan Shares in respect of the issue price of those Plan Shares pursuant to an Award made under the Plan; and

2.3.2	“Plan Shares” means those 200,000 no par value ordinary shares in the capital of the Company that are the subject of the Form S-8 which may be issued to a Participant pursuant to, or in connection with, an Award made or to be made under the Plan.

2.4	In this opinion, headings are for convenience only and do not affect its interpretation.

3.	ASSUMPTIONS

3.1	In giving this opinion, we have assumed:

3.1.1	that the Plan has been, and will at all times be, operated in accordance with its terms;

3.1.2	that the Company’s board of directors (or a duly authorised committee or such persons as a duly authorised committee may appoint in accordance with the terms of the Plan):

(a)	will duly authorise and grant all Awards relating to Plan Shares to be granted; and

(b)	will resolve to satisfy all Awards relating to Plan Shares to be granted by the Company in a manner consistent with their fiduciary duties and in accordance with the terms of the Plan and the Company’s articles of association;

3.1.3	that a meeting of the Company’s board of directors (or a duly authorised committee thereof) has been, or will be, duly convened and held at which it was, or will be, resolved to allot and issue the relevant Plan Shares to the relevant Participant;

3.1.4	that no allotment and issue of Plan Shares will result in any limit on the number of shares the Company is permitted to issue pursuant to its memorandum of association being exceeded (it being noted that, as at the date of this Opinion, the memorandum of association of the Company permits it to issue an unlimited number of shares);

3.1.5	that all Plan Shares have been, or will be, duly allotted and in accordance with the Company’s articles of association;

3.1.6	the authenticity, accuracy, completeness and conformity to original documents of all documents and certificates examined by us;

3.1.7	that all signatures purporting to be on behalf of (or to witness the execution on behalf of) the Company or any officer of the Company or of one of its subsidiaries are genuinely those of the persons whose signatures they purport to be;

Quotient Limited

2 June 2017

3.1.8	that there is no provision of any law (other than Jersey law) that would affect anything in this opinion; and

3.1.9	that no event occurs after today’s date that would affect anything in this opinion.

3.2	We have not independently verified the above assumptions.

4.	OPINION

As a matter of Jersey law and based on, and subject to, the assumptions, limitations and qualification set out in this opinion, we are of the opinion that any Plan Shares to be allotted and issued to a Participant under the Plan in settlement of an Award or otherwise pursuant to the Plan will be validly issued, fully paid and non-assessable upon the receipt in full by the Company of all amounts payable by the Participant under the Plan in respect of such Award and/or such Plan Shares and entry of the name of the Participant as the holder of those Plan Shares in the Company’s register of members.

5.	QUALIFICATION

Our opinion is subject to any matter of fact not disclosed to us.

6.	JERSEY LAW

This opinion is limited to matters of, and is interpreted in accordance with, Jersey law as at the date of this opinion. We express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention or any changes in law which may occur, after the date of this opinion.

7.	BENEFIT OF OPINION

7.1	This opinion is only addressed to, and for the benefit of, the Company. It is given solely in connection with the issue and transfer of Plan Shares pursuant to the Plan. Save as set out in paragraph 7.2 below, this opinion may not, without our prior written consent, be transmitted or disclosed to any other person (including, without limitation, any Participant) or be relied upon for any other purpose whatsoever.

7.2	We consent to the disclosure of this opinion as an exhibit to the Form S-8 and its filing with the US Securities and Exchange Commission.

Yours faithfully

/s/ Carey Olsen